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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 21, 2005, by and among CF Industries Holdings, Inc., a Delaware corporation ("Parent"), CF Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and CF Industries, Inc., a Delaware corporation (the "Company") (certain defined terms used herein and in the attachments hereto have meanings set forth in Attachment A hereto).

        WHEREAS, Parent has been formed to facilitate a reorganization of the Company in connection with an initial public offering of Parent's common stock;

        WHEREAS, the respective Boards of Directors of Sub and the Company each have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

        WHEREAS, concurrently herewith, the stockholders of the Company have delivered to the Company a Written Consent and Acknowledgment, in which, among, other things, (i) the stockholders of the Company have unanimously approved and adopted in all respects this Agreement and the transactions contemplated hereby, including the Merger and (ii) certain stockholders have made certain elections and designations provided for under this Agreement with respect to the types of consideration available under this Agreement; and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

 The Merger

        Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

        Section 1.2    Closing.    The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, as soon as practicable, after satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another place, time and date are agreed to in writing by Parent and the Company.

        Section 1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable after the Closing, the parties shall file the Certificate of Merger with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree as specified in the Certificate of Merger (the time the Merger becomes effective being, the "Effective Time").

        Section 1.4    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        Section 1.5    Certificate of Incorporation and By-Laws.

          (a)   The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall upon the Effective Time be amended and restated in full to read as set forth in Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation.

          (b)   The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be CF Industries, Inc.

        Section 1.6    Directors.    The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.7    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

 Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        Section 2.1    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Certain Treasury Stock.    Each share of Patronage Preferred Stock that is owned by the Company or any Company Subsidiary (collectively, "Treasury Shares") shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, Treasury Shares shall not be deemed to be issued and shall not be included for the purposes of any calculations pursuant to this Agreement.

          (c)    Cancellation of Company Common Stock, Senior Preferred Stock and Special Preferred Stock.    Each share of Company Common Stock, Senior Preferred Stock and Special Preferred Stock shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (d)    Conversion of Patronage Preferred Stock.    Each issued and outstanding share of Patronage Preferred Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into, and become exchangeable for, in accordance with Section 2.2, (i) the Cash Consideration, (ii) the Stock Consideration or (iii) the Cash Consideration subject to receipt of Stock Consideration in lieu thereof as set forth in Section 2.3 (the "Contingent Consideration"), upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such share of Patronage Preferred Stock.

        Section 2.2    Allocation.

        Shares of Patronage Preferred Stock shall be allocated amongst the types of Merger Consideration as set forth on Attachment B hereto. Notwithstanding anything to the contrary in this Agreement, (i) the aggregate number of shares of Patronage Preferred Stock to be converted into the right to receive Cash Consideration in the Merger ("Cash Shares") shall be equal to the Offered Amount, (ii) the aggregate number of shares of Patronage Preferred Stock to be converted into the right to receive Stock Consideration in the Merger ("Stock Shares") shall be equal to the Retained Amount and (iii) the aggregate number of shares of Patronage Preferred Stock to be converted into the right to receive Contingent Consideration in the Merger ("Contingent Shares") shall be equal to the Contingent Amount.

        Section 2.3    Contingent Consideration

        Contingent Shares shall be converted into the right to receive Cash Consideration or Stock Consideration as set forth on Attachment C hereto.

        Section 2.4    Exchange of Certificates.

          (a)   Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with a letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Surviving Corporation, and in the case of Contingent Consideration, promptly after the expiration or exercise in full of the Over Allotment Option, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration (and, if applicable, the right to receive cash in lieu of fractional shares and any distributions pursuant to Sections 2.4(b) and 2.4(c)) for each share of Patronage Preferred Stock theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.4(a), each Certificate shall be deemed after the Effective Time to represent only the right to receive the applicable Merger Consideration (and, if applicable, the right to receive cash in lieu of fractional shares and any distributions pursuant to Sections 2.4(b) and 2.4(c)), without interest thereon.

          (b)    Distributions with Respect to Unexchanged Shares; Voting.    All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the Parent Common Stock after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 2.4. Thereafter, subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

          (c)    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Patronage Preferred Stock entitled to receive a fractional share of Parent Common Stock but for this Section 2.4(c) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the product of (i) such holder's proportionate interest in such share of Parent Common Stock, and (ii) the Public Offering Price.

          (d)    No Further Ownership Rights in Company Common Stock.    All Merger Consideration (and, if applicable, the right to receive cash in lieu of fractional shares and any distributions pursuant to Sections 2.4(b) and 2.4(c)) paid in accordance with the terms of this Section 2.4 upon conversion of any shares of Patronage Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Patronage Preferred Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Patronage Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)    No Liability.    Neither Parent nor the Surviving Corporation shall be liable to any holder of a Certificate for any Merger Consideration (and, if applicable, the right to receive cash in lieu of fractional shares and any distributions pursuant to Sections 2.4(b) and 2.4(c)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

          (f)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          (g)    Withholding of Tax.    The Surviving Corporation or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Patronage Preferred Stock such amounts as the Surviving Corporation or Parent, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign Tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Patronage Preferred Stock in respect of which such deduction and withholding was made.

        Section 2.5    Adjustment of Merger Consideration.    Without limiting or in any way modifying the covenant of the Company set forth in Section 5.1, if prior to the Effective Time the outstanding shares of Patronage Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination, exchange of shares or similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

        Section 2.6    Securities Laws    Shares of Parent Common Stock issued as Stock Consideration will not be registered under the Securities Act of 1933, as amended, or under any applicable state laws and cannot be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless they are registered under such act or an exemption from registration is available. Certificates evidencing such shares shall contain the following legend:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER ANY APPLICABLE STATE LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE 1933 ACT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE 1933 ACT OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE 1933 ACT AND THE RULES AND REGULATIONS THEREUNDER."

ARTICLE III

 Representations and Warranties of the Company

        The Company hereby represents and warrants to Parent and Sub as follows:

        Section 3.1    Organization, Standing and Corporate Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, possess and operate its properties and assets and to carry on its business as now being conducted.

        Section 3.2    Capital Structure.    The authorized capital stock of the Company consists of 5,000 shares of Senior Preferred Stock, 500,000 shares of Special Preferred Stock, 10,000,000 shares of Patronage Preferred Stock and 100 shares of Common Stock. As of the date hereof, (a) 0 shares of Senior Preferred Stock are issued and outstanding, (b) 0 shares of Special Preferred Stock are issued and outstanding, (c) 7,343,018 shares of Patronage Preferred Stock are issued and outstanding and (d) 8 shares of Company Common Stock are issued and outstanding. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Debt"). There are no securities, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, subscriptions or other rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party, or by which either is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or assets of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, conversion right, stock appreciation right, redemption right, repurchase right, preemptive right, subscription or other right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

        Section 3.3    Authority; Noncontravention.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes (assuming due authorization, execution and delivery by Parent and Sub) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b)   The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, (i) conflict with, or result in any violation of, the certificate of incorporation or by-laws of the Company or any of the Subsidiary Organizational Documents, (ii) conflict with, or result in any violation of, any United States or foreign Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Liens in or upon any of the properties or assets of the Company or any Company Subsidiary, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublease, easement, covenant, condition, restriction, contract, instrument, permit, concession, franchise license or other instrument or obligation.

          (c)   No consent, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity is required by or with respect to the Company or any Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of the Company Subsidiaries is qualified to do business.

ARTICLE IV

 Representations and Warranties of Parent and Sub

        Parent and Sub hereby represent and warrant to the Company as follows:

        Section 4.1    Organization, Standing and Corporate Power.    Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease, possess and operate its properties and assets and to carry on its business as now being conducted.

        Section 4.2    Capital Structure.    At the Effective Time, the authorized capital stock of Parent shall consist of 500,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, par value $0.01 per share ("Parent Preferred Stock"). Subject to the receipt of the applicable consideration therefor as contemplated by this Agreement, all shares of the capital stock of Parent that may be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

        Section 4.3    Authority; Noncontravention.

          (a)   Parent and Sub each have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes (assuming due authorization, execution and delivery by the Company) a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

          (b)   The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, (i) conflict with, or result in any violation of, the certificate of incorporation or by-laws of either of Parent or Sub, (ii) conflict with, or result in any violation of, any United States or foreign Law applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under any loan or credit agreement, note, bond, mortgage, indenture, lease, contract, instrument, permit, concession, franchise license or other instrument or obligation.

          (c)   No consent, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by the Parent and Sub or the consummation by Parent or Sub of the transactions contemplated by this Agreement, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

ARTICLE V

 Covenants

        Section 5.1    Conduct of Business.    During the period from the date of this Agreement to the Effective Time, the Company shall not:

          (a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (iv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

          (b)   issue, deliver, sell, grant or encumber or authorize the issuance, delivery, sale, grant or encumbrance of, (i) any shares of its capital stock, (ii) any Voting Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

          (c)   amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; or

          (d)   authorize any of, or commit or agree to take any of, the foregoing actions.

        Section 5.2    Indemnification.

          (a)   Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the directors or officers of the Company (each an "Indemnified Party") as provided in its certificate of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time, and accordingly, during such period, the Surviving Corporation shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification.

          (b)   The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

ARTICLE VI

 Conditions Precedent

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the Minimum Equity Value shall be met and (ii) all conditions to the obligations of the underwriters set forth in the Underwriting Agreement shall have been satisfied or waived, other than a condition therein that all of the conditions to the transactions contemplated hereby have been satisfied or waived, and the consummation of the initial public offering of Parent Common Stock contemplated by the Underwriting Agreement shall be occurring concurrently with the consummation of the transactions contemplated hereby.

ARTICLE VII

 Termination

        Section 7.1    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

          (a)   by mutual written consent of Parent and the Company; or

          (b)   by Parent or the Company (i) upon the termination of the Underwriting Agreement pursuant to its terms or (ii) if the Effective Time has not occurred by December 31, 2005.

        Section 7.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, Sub or the Company, other than with respect to this Section 7.2 and Article VIII, which provisions shall survive such termination.

ARTICLE VIII

 General Provisions

        Section 8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.2    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to Parent or Sub, to:

    CF Industries Holdings, Inc.
    One Salem Lake Drive
    Long Grove, IL 60047-8402
    Attention: General Counsel

        if to the Company, to:

    CF Industries, Inc.
    One Salem Lake Drive
    Long Grove, IL 60047-8402
    Attention: General Counsel

        Section 8.3    Interpretation.    When a reference is made in this Agreement to a Section, Annex or Schedule, such reference shall be to a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

        Section 8.4    Counterparts.    This Agreement may be executed (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 8.5    Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect transactions contemplated by this Agreement. Other than Section 5.2 of this Agreement, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

        Section 8.6    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the applicable principles of conflict of laws thereof.

        Section 8.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct wholly-owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

        Section 8.8    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any action related to arising out of this Agreement or any of the transactions contemplated hereby.

        Section 8.9    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.10    Amendment.    This Agreement may be amended by the parties hereto at any time; provided that no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 8.11    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CF INDUSTRIES HOLDINGS, INC.
By:	/s/ STEPHEN R. WILSON
Name: Stephen R. Wilson Title: President and Chief Executive Officer
CF MERGER CORP.
By:	/s/ STEPHEN R. WILSON
Name: Stephen R. Wilson Title: President and Chief Executive Officer
CF INDUSTRIES, INC.
By:	/s/ STEPHEN R. WILSON
Name: Stephen R. Wilson Title: President and Chief Executive Officer

Exhibit 2.1

Attachment A

Defined Terms

        As used in this Agreement (including the attachments), the following terms shall have the following meanings:

        "Agreement" has the meaning set forth in the Preamble.

        "Base Amount" means 4,405,811 shares of Patronage Preferred Stock

        "Cash Consideration" means an amount of cash equal to the product of (i) the Patronage Preferred Value and (ii) a fraction (x) the numerator of which is the Purchase Price and (y) the denominator of which is the Public Offering Price.

        "Cash Shares" has the meaning set forth in Section 2.2.

        "Certificate of Merger" means a certificate of merger to be filed with the Secretary of State of the State of Delaware to effect the Merger.

        "Certificates" means certificates evidencing shares of Patronage Preferred Stock entitled to receive the Merger Consideration pursuant to Section 2.1(d).

        "Closing" means the closing of the Merger.

        "Closing Date" means the date of the Closing.

        "Code" the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company Common Stock" means Common Stock, par value $1,000.00 per share, of the Company.

        "Company Subsidiary" means each Person which is a Subsidiary of the Company.

        "Contingent Amount" means a number of shares of Patronage Preferred Stock equal to 15% of the Offered Amount.

        "Contingent Consideration" has the meaning set forth in Section 2.1(d).

        "Contingent Shares" has the meaning set forth in Section 2.2.

        "control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "controlled" shall have a correlative meaning.

        "DGCL" means the Delaware General Corporation Law, as amended from time to time.

        "Effective Time" has the meaning set forth in Section 1.3.

        "Eligible Amount" means a number equal to the fraction (i) the numerator of which is the product of (x) the Exercised Over Allotment Amount and (y) the Public Offering Price and (ii) the denominator of which is the Patronage Preferred Value.

        "Excess Amount" has the meaning set forth in Attachment B.

        "Exercised Over Allotment Amount" means the aggregate number of all "additional shares" of Parent Common Stock actually purchased, if any, pursuant to the Over Allotment Option at such time as the option expires or is exercised in full.

        "Governmental Entity" means any:

            (i)  federal, state, local, municipal or foreign government;

           (ii)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal);

          (iii)  multi-national organization or body; or

          (iv)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "Indemnified Party" has the meaning set forth in Section 5.2(a).

        "Laws" means statutes, laws, ordinances, regulations, rules, judgments, codes, executive orders, injunctions, decrees and orders of any Governmental Entity.

        "Liens" means liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever.

        "Merger" has the meaning set forth in the Preamble.

        "Merger Consideration" means the Cash Consideration, the Stock Consideration and the Contingent Consideration, as applicable.

        "Minimum Equity Value" means the dollar amount established by the Stockholders in the Written Consent and Acknowledgement as the minimum acceptable sum of (i) the product of the Public Offering Price and the Retained Amount and (ii) the product of the Purchase Price and the sum of the Contingent Amount and Offered Amount.

        "Offered Amount" means the number of shares of Patronage Preferred Stock designated by the Pricing Committee of the Board of Directors of the Company on or prior to the date the Underwriting Agreement is executed and delivered by Parent; provided, however, that the Offered Amount shall be within the range established by the Stockholders in the Written Consent and Acknowledgement.

        "Order" means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

        "Over Allotment Option" means the over allotment option provided for in the Underwriting Agreement.

        "Parent" has the meaning set forth in the Preamble.

        "Parent Common Stock" means the Common Stock, par value $0.01 per share, of Parent.

        "Parent Preferred Stock" has the meaning set forth in Section 4.2.

        "Patronage Preferred Stock" means the Patronage Preferred Stock, par value $100.00 per share, of the Company.

        "Patronage Preferred Value" means an amount equal to the product of (i) the aggregate number of "firm shares" of Parent Common Stock to be purchased by the underwriters pursuant to the Underwriting Agreement, (ii) the Public Offering Price and (iii) 1/Offered Amount.

        "Person" means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union, or other entity or Governmental Entity.

        "Public Offering Price" means the "public offering price" to be paid for each share of Parent Common Stock by the public pursuant to the Underwriting Agreement; provided, however, that the Public Offering Price shall be approved by the Pricing Committee of the Board of Directors of the Company on or prior to the date the Underwriting Agreement is executed and delivered by Parent.

        "Purchase Price" means the "purchase price" to be paid for each share of Parent Common Stock by the underwriters pursuant to the Underwriting Agreement; provided, however, that the Purchase Price shall be approved by the Pricing Committee of the Board of Directors of the Company on or prior to the date the Underwriting Agreement is executed and delivered by Parent.

        "Remaining Contingent Amount" has the meaning set forth in Attachment B.

        "Retained Amount" means a number of shares of Patronage Preferred Stock equal to 7,343,018 minus (i) the Offered Amount and (ii) the Contingent Amount.

        "Senior Preferred Stock" means the Senior Preferred Stock, par value $100.00 per share, of the Company.

        "Special Preferred Stock" means the Special Preferred Stock, par value $100.00 per share, of the Company.

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        "Stock Shares" has the meaning set forth in Section 2.2.

        "Stock Consideration" means a number of shares of Parent Common Stock equal to (i) the Patronage Preferred Value divided by (ii) the Public Offering Price.

        "Sub" has the meaning set forth in the Preamble.

        "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

        "Subsidiary Organizational Documents" means the certificate of incorporation and by-laws or similar organizational documents of each Company Subsidiary.

        "Surviving Corporation" has the meaning set forth in Section 1.1.

        "Tax" or "Taxes" means any and all present or future taxes (including income, gross receipt, minimum or alternative minimum taxable income, sales, rental, use, turnover, value added taxes that are in the nature of sales and use taxes, property (tangible and intangible), transfer, capital, excise and stamp taxes), licenses, levies, imposts, duties, recording charges or fees, charges, assessments and withholdings of any nature whatsoever, together with any and all assessments, penalties, fines, additions thereto and interest thereon, in each case, imposed by any Governmental Entity.

        "Topoff Amount" has the meaning set forth in Attachment B.

        "Tranche One" has the meaning set forth in Attachment B.

        "Tranche Two" has the meaning set forth in Attachment B.

        "Tranche Three" has the meaning set forth in Attachment B.

        "Treasury Shares" has the meaning set forth in Section 2.1(b).

        "Underwriting Agreement" means the underwriting agreement associated with the initial public offering of Parent Common Stock.

        "Voting Debt" has the meaning set forth in Section 3.2.

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Attachment B

Allocation of Merger Consideration

        Shares of Patronage Preferred Stock shall be allocated amongst the types of Merger Consideration as follows:

          1.    first to Cash Shares on a pro rata basis based on the number of shares of Patronage Preferred Stock held by each holder until the lesser of the Base Amount or the Offered Amount is reached;

          2.    second, if the Offered Amount exceeds the Base Amount (such excess number of shares of Patronage Preferred Stock, the "Excess Amount"), to Cash Shares on a pro rata basis based on the number of shares of Patronage Preferred Stock held by each holder until the Excess Amount is reached; provided, however, that any holder of Patronage Preferred Stock may elect not to participate in the allocation provided by this paragraph and then the Excess Amount shall be allocated on a pro rata basis among the holders of Patronage Preferred Stock who did not make such an election based on the number of shares of Patronage Preferred Stock held by each such holder;

          3.    third, if the Offered Amount is less than the Base Amount (the number of shares of Patronage Preferred Stock Preferred Stock equal to such difference, the "Topoff Amount"), to Contingent Shares (which shall be deemed to be in "Tranche One" for purposes of this Agreement) on a pro rata basis based on the number of shares of Patronage Preferred Stock held by each holder until the lesser of the Contingent Amount or the Topoff Amount is reached;

          4.    fourth, if either

            (A)    the Offered Amount is less than the Base Amount and the Contingent Amount is greater than the Topoff Amount (such excess number of shares of Patronage Preferred Stock, the "Remaining Contingent Amount") or

            (B)    the Offered Amount is greater than or equal to the Base Amount, to Contingent Shares (which shall be deemed to be in "Tranche Two" for purposes of this Agreement) on a pro rata basis based on the number of shares of Patronage Preferred Stock held by each holder until the Remaining Contingent Amount or the Contingent Amount, as applicable, is reached, provided, however, no allocation of Contingent Shares shall be made pursuant to this paragraph to any holder of Patronage Preferred Stock who elected not to participate in an allocation of the Excess Amount; provided further, however, that a holder (other than a holder who elected not to participate in an allocation of the Excess Amount) may elect not to receive what would otherwise be its full allocation of Contingent Shares to the extent such election and reduction in its allocation results in all remaining shares of Patronage Preferred Stock that are held by other holders of Patronage Preferred Stock (other than a holder who elected not to participate in an allocation of the Excess Amount) being Contingent Shares, and in the event such election results in a reduction in the number of Contingent Shares that are allocated to the electing holder, then any Contingent Shares that are allocated to a holder making such an election shall be deemed to be in "Tranche Three" for purposes of this Agreement (but no such election shall be effective unless the Offered Amount is greater than or equal to 5,507,264); and

          5.    fifth, all remaining shares of Patronage Preferred Stock shall be allocated to Stock Shares; provided, however, if a holder of Patronage Preferred Stock has made the election contemplated by paragraph 4 and such election is effective, a number of shares of Patronage Preferred Stock held by such electing holder equal to the difference between (i) the number of Contingent Shares that would have otherwise been allocated to the stockholder making such election but for such election and (ii) the number of Contingent Shares allocated to such stockholder taking into account such election shall not be converted into Stock Shares until the Eligible Amount is determined and if paragraph 3 of Attachment C is not applicable, all such shares shall be deemed to be Contingent Shares in Tranche Two, any Contingent Shares held by such holder previously in Tranche Three shall also be deemed to be in Tranche Two and any excess Contingent Shares previously allocated to other holders of Preferred Stock as a result of such election shall be allocated to Stock Shares.

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Attachment C

Conversion of Contingent Shares

        Contingent Shares shall be converted into the right to receive Cash Consideration or Stock Consideration as follows.:

          1.     Unless paragraph 3 below applies, if the Eligible Amount is equal to the number of Contingent Shares, all Contingent Shares shall be converted into the right to receive the Cash Consideration.

          2.     Alternatively, if the Eligible Amount is less than the number of Contingent Shares, and there are Contingent Shares in Tranche One:

            (a)   A number of Contingent Shares, if any, equal to the Eligible Amount shall be converted into the right to receive the Cash Consideration as follows:

              (1)   first, all Contingent Shares in Tranche One shall be converted into the right to receive the Cash Consideration on a pro-rata basis (based on each holder's aggregate number of Contingent Shares in Tranche One), and

              (2)   second, to extent the Eligible Amount exceeds the number of Contingent Shares in Tranche One, Contingent Shares in Tranche Two shall be converted into the right to receive the Cash Consideration on a pro-rata basis (based on each holder's aggregate number of Contingent Shares in Tranche Two); and

            (b)   Any remaining Contingent Shares not converted into the right to receive the Cash Consideration pursuant to paragraph 2(a) above shall be converted into the right to receive the Stock Consideration.

          3.     Alternatively, if the Offered Amount is greater than or equal to 5,507,264, any holder has elected to have any Contingent Shares it receives deemed to be in Tranche Three for purposes of this Agreement, and the Eligible Amount is greater than or equal to the number of Contingent Shares in Tranche Two after taking into account such holder's election:

            (a)   A number of Contingent Shares, if any, equal to the Eligible Amount shall be converted into the right to receive the Cash Consideration as follows:

              (1)   first, all Contingent Shares in Tranche Two shall be converted into the right to receive the Cash Consideration on a pro-rata basis (based on each holder's aggregate number of Contingent Shares in Tranche Two), and

              (2)   second, to extent the Eligible Amount exceeds the number of Contingent Shares in Tranche Two, Contingent Shares in Tranche Three shall be converted into the right to receive the Cash Consideration on a pro-rata basis (based on each holder's aggregate number of Contingent Shares in Tranche Three); and

            (b)   Any remaining Contingent Shares not converted into the right to receive the Cash Consideration pursuant to paragraph 3(a) above shall be converted into the right to receive the Stock Consideration.

          (4)   Alternatively, if none of paragraph 1, 2 or 3 above applies, then:

            (a)   A number of Contingent Shares, if any, equal to the Eligible Amount shall be converted into the right to receive the Cash Consideration on a pro-rata basis (based on each holder's aggregate number of Contingent Shares), and

            (b)   Any remaining Contingent Shares not converted into the right to receive the Cash Consideration pursuant to paragraph 4(a) above shall be converted into the right to receive the Stock Consideration.

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EXHIBIT A

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CF INDUSTRIES, INC.

        FIRST:    The name of the Corporation is CF Industries, Inc. (hereinafter the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares of Common Stock, each having a par value of one penny ($.01).

        FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4)   No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (5)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SIXTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

        SEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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